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                                                                   Exhibit 10.18

                            SECURED PROMISSORY NOTE
                            -----------------------


$1,500,000.00                                        Santa Clara, California
                                                            December 6, 2000

     FOR VALUE RECEIVED, the undersigned, Yorgen H. Edholm and Katherine Glassey Edholm (together, the "Borrowers") promise to pay to Brio Technology, a Delaware corporation ("Lender"), or order, at the principal office of Lender, or at such other place as Lender may from time to time designate in writing, the sum of One Million Five Hundred Thousand Dollars ($1,500,000.00), plus accrued but unpaid interest thereon. Except as provided below in the case of a default in payment, the principal amount of this Note shall bear interest at a rate of 6.10% per annum. Principal and accrued interest hereunder shall be due and payable on demand on the tenth day following the release of earnings of the Lender for the December quarter provided that such time is during an open trading window for directors and officers of the Lender under the Lender's Insider Trading Policy in which the Borrowers can sell shares of Lender's Common Stock. Otherwise, the principal and accrued interest shall be due and payable on the fifth day following the opening of the next open trading window for directors and officers of the Lender (the "Due Date").

     If either Yorgen H. Edholm or Katherine Glassey Edholm's employment with the Lender shall terminate for any reason prior to the Due Date, all of the then outstanding principal and accrued interest under this Note shall become immediately due and payable.

     As security for the full and timely payment of this Note, the Borrowers hereunder pledge and grant to Lender a security interest in 50% of the shares of Lender's Common Stock held by the Borrowers on the date hereof (the "Pledged Stock"). The Borrowers shall, upon execution of this Note, deliver all certificates representing the Pledged Stock to Lender as evidence of the security interest granted hereby. The Borrowers shall not convey, assign, pledge or otherwise transfer any of the Pledged Stock so long as any amounts are owed under this Note.

     As additional security for the full and timely payment of this Note, and to the extent permitted under applicable law, the Borrowers pledge and grant to Lender a security interest in any economic interest of the Borrowers which may become due and payable upon termination of employment arising out of (1) any vacation time accruing to the Borrowers as a result of Yorgen H. Edholm or Katherine Glassey Edholm's employment with Lender, (2) any accrued but unpaid bonus to which the Borrowers become entitled as a result of Yorgen H. Edholm or Katherine Glassey Edholm's employment with Lender.

     In addition, Borrowers shall grant Lender a security interest in certain real property located at 930 Guinda St., Palo Alto, CA 94301 and 1870 University Ave., Palo Alto, CA 94301 (the "Property") and shall cooperate in any manner and take such actions requested by Lender to grant, memorialize and perfect such security interest under all applicable laws, including but not limited to the preparation and filing of a customary land mortgage covering the Property, which land mortgage shall provide, among other things, that upon default by Borrowers upon the covenants and agreements under such land mortgage, the holder of this Note may declare the entire principal amount outstanding under this Note, and any accrued interest thereon, to be immediately due and payable.
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     If the Borrowers shall sell, convey or alienate the Pledged Stock or the
Property, or any part thereof, or any interest therein, or shall be divested of their title or any interest therein in any manner or way, whether voluntarily or involuntarily, without the written consent of the holder hereof being first had and obtained, the holder of this Note shall have the right, at its option, to declare any indebtedness or obligations hereunder immediately due and payable. Borrowers shall notify the holder of this Note promptly in writing of any transaction which may give rise to such right of acceleration. Borrowers shall pay to the holder of this Note direct, ascertainable and documented damages the holder may sustain by reason of Borrowers' breach of the covenant of notice contained in this paragraph.

     Amounts due under this Note shall be payable in lawful money of the United States of America and in immediately available funds free and clear of and without deduction for any present or future taxes, restrictions or conditions of any nature. Any installment of principal due under this Note which is not paid when due shall bear interest at the rate of ten percent (10%) per annum, or, if less, the highest rate permitted by law from the date such payment became due until paid. All payments under this Note shall be applied first to any accrued and unpaid interest and then to principal. Borrowers shall have the right to pay, without penalty or premium, all or any portion of the outstanding principal amount of this Note prior to the date for payment specified above.

     Borrowers acknowledge that notwithstanding the foregoing, the obligations under this Note are with full recourse to Borrowers and Borrowers shall have full personal liability for any amounts of principal or interest, or any other payments due under this Note, without regard to the value of the Pledged Stock or of the Property.

     Borrowers waive presentment, protest and demand, the notice of protest, demand, dishonor and nonpayment of this Note and diligence in taking any action to collect any amounts owing under this Note by proceeding against any of the rights and interests in and to the Pledged Stock and the Property, securing the payment of this Note. If action is instituted on this Note, Borrowers agree to pay such reasonable sum as attorney's fees as the court may fix and award in such action.

     IN WITNESS WHEREOF, Borrowers have executed this Note as of the date first written above.


                                    /s/ Yorgen H. Edholm
                                    --------------------
                                    Yorgen H. Edholm


                                    /s/ Katherine Glassey Edholm
                                    ----------------------------
                                    Katherine Glassey Edholm